Filed by Citigroup Inc. pursuant to Rule 425
under the Securities Act of 1933 and
deemed filed pursuant to Rule 13e-4(c) and
deemed filed pursuant to Rule 14a-6
under the Securities Exchange Act of 1934
Subject Company: Citigroup Inc.
Registration No. 333-158100
For Immediate Release
Citigroup Inc. (NYSE: C)
July 23, 2009
Citi Completes Exchange Transaction with Private Holders and
U.S. Government Matching Exchange
New York—Citi today announced that, as planned, it completed the previously announced exchange offers with private holders of convertible preferred securities and the previously announced matching exchange offer with the U.S. Government.
$12.5 billion in aggregate liquidation value of convertible preferred securities held by the private holders were exchanged for interim securities and warrants. The U.S. Government exchanged $12.5 billion in aggregate liquidation value of its non-convertible preferred securities for interim securities and warrants.
The interim securities will convert to common stock, subject to shareholder authorization of the increase in Citi’s authorized common stock. The interim securities are a common stock equivalent. If shareholder authorization of the increase in Citi’s authorized common stock is not received, the interim securities will pay a 9 percent dividend that will increase quarterly up to a cap of 19 percent. The warrants only become exercisable in the event shareholder authorization of the increase in Citi’s authorized common stock is not obtained and will entitle the holders to purchase a total of 790 million shares of Citi common stock at $0.01 per share.
Citi’s previously announced exchange offers for publicly held convertible and non-convertible preferred and trust preferred securities are currently scheduled to expire at 5:00 p.m., New York City time, on July 24, 2009, unless extended by Citi. The U.S. Government has agreed to match the liquidation value of securities exchanged in the public exchange, up to an additional $12.5 billion in aggregate liquidation value, by exchanging additional preferred securities for additional interim securities. The U.S. Government will exchange its remaining preferred securities that are not exchanged for additional interim securities into new trust preferred securities bearing an annual coupon of 8 percent.
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Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 140 countries. Through its two operating segments, Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Additional information may be found at www.citigroup.com or www.citi.com.
In connection with the exchange offers, Citi has filed a Registration Statement on Form S-4 that contains a prospectus and related exchange offer materials with the Securities and Exchange Commission (the “SEC”) on July 17, 2009. This registration statement was declared effective on July 17, 2009. Citi has mailed the prospectus to the holders of its series of convertible and non-convertible public preferred stock and TruPs and E-TruPs that may be eligible to participate in the exchange offer. Holders of these series of preferred stock, TruPs and E-TruPs are urged to read the prospectus and related exchange offer materials because they contain important information.
In connection with the solicitation of proxies for the proposed amendments to its certificate of incorporation, Citi has filed definitive proxy statements with the SEC. The definitive proxy statements and accompanying proxy cards have been mailed to stockholders of Citi. Investors and security holders of Citi are urged to read the proxy statements and other relevant materials as they become available because they will contain important information.
Citi and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed amendments to its certificate of incorporation and the certificates of designations of its public preferred stock. Information regarding Citi’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009, and its definitive proxy statement for its 2009 annual meeting of shareholders, which was filed with the SEC on March 19, 2009. The proxy statements contain additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise.
Contacts

Media:	Alex Samuelson	(212) 559-2791
	Stephen Cohen	(212) 793-0181
	Jon Diat	(212) 793-5462

Investors:	John Andrews	(212) 559-2718

Fixed Income Investors:	Ilene Fiszel Bieler	(212) 559-5091